Loan agreement and Promissory Note

September 11, 2009

I, Brandon Spiker, agree to loan National Automation Services, Inc. (NAS) located at 2470 St. Rose Parkway Suite 311, Henderson, Nevada the sum of $10,000 according to the following terms and conditions:

The $10,000 is being loaned to NAS with an interest rate of 10% (annual) as of September 30, 2009 and that the interest rate will be computed at the principle balance of $10,000.

NAS agrees that if any interest payments are due on the loan that NAS is responsible for making these payments.

The loan in principle and interest is payable on demand.

/s/ Brandon Spiker

Brandon Spiker

/s/ Robert Chance

Robert Chance

CEO National Automation Services, Inc.